CREDIT SUISSE ASSET MANAGEMENT (AUSTRALIA) LIMITED
LOCAL SUPPLEMENT TO THE GLOBAL PERSONAL TRADING POLICY ("GLOBAL POLICY")

The application of the Global Policy by Credit Suisse Asset Management (Australia) Limited is amended as outlined below:

PART V- PRE-CLEARANCE REQUIREMENTS

CSAMA Employees are required to use the Intranet based Pre-Trade Clearance Form, available on the CSAMA LCD website for all pre-approval to trade (this is in place of completing Attachment B of the Global Policy). In addition to LCD providing pre-approval as per the Global Policy, CSAMA's approval process also requires the approval of a dealer and portfolio manager. Submission of the Intranet based form provides an email alert to the relevant people required to provide the pre-trade approval. Approval or disallowance of the transaction will be forwarded to employees via email. Valid approval is not deemed to be given until all three approvals have been provided.

EXEMPTIONS

Exemptions from the pre-clearance requirements include issuer initiated transactions which are non-compulsory (eg share buy-backs) and for the avoidance of any doubt, any inheritance of securities.

PART VI- CONFLICTS/DISCLOSURE OF INTEREST

For clarification of the disclosure of interests reporting requirement under
Part VI of the Global Policy, disclosure is required where an employee is recommending or effecting a securities transaction for a client in a stock outside of the S&P/ASX 200 Index and has a personal interest (actual or potential) in the issuer of the securities.

PART VII - TRADING PROHIBITIONS

B. Side-by-side Trading.

For the purposes of this section a pending transaction for a CSAM client is only considered within the local jurisdiction.

ACCOUNTS SUB-ADVISED BY CSAM AUSTRALIA WHERE CSAM AUSTRALIA HAS DISCRETION SHOULD BE INCLUDED AS WELL (e.g., U.S. Closed -End Fund--The Indonesia Fund).

C. Blackout Periods.

Where a securities transaction is for an amount less than AUD100,000 and the security is included in the S&P/ASX 200 Index, it will be exempt from the Blackout Period prohibition.

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D. Initial Public Offerings.

Employees are only able to subscribe for an initial public offering of a security by applying in the general public offering. Employees are prohibited from participating in an offering under any broker allocation (even in a retail offering).